Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 15th day of February, 2016.

BETWEEN:

MITEL MOBILITY INC.

(hereinafter referred to as the “Employer” or “Mitel”)

- and -

B. G. Kumar

(hereinafter referred to as the “Employee”)

WHEREAS, the Employer and the Employee wish to enter into an agreement pursuant to which the Employee will provide the Employee’s services to the Employer as hereinafter set forth, and the Employer will hire and retain the services of the Employee as an employee of the Employer.

NOW THEREFORE in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto hereby mutually covenant and agree as follows:

1.	EMPLOYMENT

a.	The Employee is employed on a full-time basis as a President, Mitel Mobile. The Employee shall report directly to Rich McBee.

b.

The Employee is employed on a full-time basis for the Employer and it is understood that the hours of work involved will vary and may be irregular. The Employee acknowledges that this clause constitutes an agreement to work such hours.

c.	The Employee acknowledges and hereby agrees to carry out all lawful instructions given to the Employee by the Employer.

d.

The Employee acknowledges and hereby agrees to observe all policies of the Employer as the Employer may in its absolute discretion create from time to time and to perform all services associated with the position herein.

e.

The Employee acknowledges and agrees that, during the currency of this agreement, the Employee shall devote the Employee’s full-time and skill to the duties and responsibilities contemplated herein and shall not be engaged in any other employment in any other capacity or any other activity that interferes with the provision of the services contemplated herein or that is for the benefit of any person, corporation or enterprise whose business interests are either competitive or in conflict with those of the Employer. The Employee is a fiduciary of the Employer and shall act at all times in the Employer’s best interests.

f.

The Employee represents and warrants to the Employer that the execution and delivery of this Agreement by the Employee and the performance by the Employee of the services hereunder will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which the Employee is bound including any non-competition or non-solicitation agreement.

g.	The location of employment shall be Employer’s offices at 1700 International Parkway, Richardson, TX 75081, in the United States.

2.	EMPLOYMENT TERM

Subject to being terminated pursuant to the provisions of paragraph 6 hereof, the term of your employment shall be indefinite with effect from November 16th 2015 (the “Start Date”).

3.	COMPENSATION FOR SERVICES

a.

For services rendered by the Employee in the course of the employment hereunder, the Employee shall receive an annual base salary of $310,000.00 (three hundred and ten thousand dollars, the “Base Salary”). The Base Salary shall be paid at such times and in such fashion as in keeping with the ordinary practices and policies of the Employer, as such may exist from time to time. The Base Salary may be reviewed periodically by the compensation committee of the Employer. Future increases, if any, shall be entirely discretionary without the necessity of an amendment hereto.

b.

For services rendered by the Employee in the course of the employment hereunder and depending on the achievement of business goals, the Employee may be eligible to receive an annual variable, at-risk payment (the “Bonus”) equating to 65% of base salary. There is no guarantee of a Bonus in any particular year and under no circumstances is the Bonus to be considered part of the Employee’s Base Salary or other regular employment income.

c.

The Employee shall be entitled to participate in any and all such additional benefits as are enjoyed from time to time by other employees, including senior executive employees, in accordance with the established practices and policies of the Employer as the Employer may in its absolute discretion create from time to time. The Employee shall be entitled to all perquisites offered to senior executives of the Employer. The Employer reserves the right to alter, amend or terminate all such benefits and perquisites at any time with or without notice.

e.

The Employee shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are incurred by the Employee in furtherance of the Employer’s business in accordance with the policies adopted from time to time by the Employer and subject to receipt of appropriate documentation.

f.	The employee will receive a one-time sign-on bonus of $100,000, less applicable deductions for taxes and other withholdings as required by law or the policies of the company.

4.	EQUITY GRANTS

For services rendered by the Employee in the course of the employment hereunder, the Employee shall from time to time be eligible to be granted restricted stock units and/or an option to purchase common shares of Mitel. All RSUs and options shall be granted and shall vest in accordance with Mitel’s 2014 Equity Incentive Plan (“the Plan”) and shall be subject to the terms and conditions of the Plan, as it may exist from time to time.

On joining Mitel, Employer will recommend to the Compensation Committee of its Board of Directors that 40,000 RSU’s be granted to you. The date of grant and pricing for the RSUs shall be as determined by the Compensation Committee and in accordance with the terms of the Plan. A copy of this Plan will be provided to you upon approval of the RSUs.

5.	VACATION

The Employee shall be entitled to accrue four (4) weeks’ vacation annually in accordance with the Employer’s policies. Per Mitel’s policy, the Employee shall take the Employee’s vacation entitlement in each 12-month fiscal period and shall not carry-over vacation entitlement from one 12-month fiscal period to the next, except as required by legislation. Any vacation entitlement not taken in the appropriate 12-month fiscal period shall be lost and forfeited unless specific arrangements are made between the parties, which arrangements are to be confirmed in writing and signed by each of the parties hereto prior to the expiration of the said 12-month fiscal period.

6.	TERMINATION

Subject to Section 10 or as expressly set out below, for purposes of base salary, incentive compensation, benefit entitlement and accrual, vesting and perquisites, the date of termination of services or employment shall be the earlier of:

(a)	the date on which the Employee gives notice of resignation to the Employer; or

(b)	the actual date of termination of employment (whether or not for cause).

a.	Termination without Notice

Notwithstanding anything herein contained to the contrary, this Agreement and the Employee’s employment with the Employer may be terminated, without the Employer being obligated to provide the Employee with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise if:

i.	the Employee retires;

ii.

the Employee is unable to perform substantially all of the Employee’s employment related duties for a period of more than either three (3) consecutive months, or six (6) months in the aggregate during any twelve (12) month period. Failure by the Employer to strictly rely upon this provision in any given instance or instances, shall not in any way constitute a waiver of the Employer’s rights as stated herein;

iii.

the Employee’s employment is terminated for Cause. For purposes of this Section 6(a)(iii), “Cause” shall mean any grounds at common law for which an employer is entitled to dismiss an employee summarily, and includes, without limitation, the following:

(A)	the Employee’s breach of a material term of this Agreement;

(B)	the Employee’s repeated and demonstrated failure to perform the material duties of the Employee’s position in a competent manner;

(C)	the conviction of the Employee for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Employer;

(D)

the Employee or any member of the Employee’s immediate family making personal profit out of or in connection with a transaction or business opportunity to which the Employer is involved or otherwise associated with, without making disclosure to and seeking the prior written consent;

(E)	the Employee’s failure to act honestly and in the best interests of the Employer;

(F)	the Employee’s failure to comply with any Employer rules or policies of a material nature;

(G)	the Employee’s failure to obey reasonable instructions provided to the Employee in the course of employment, within five (5) calendar days of receiving written notice of such disobedience; or

(H)	any actions or omissions on the part of the Employee constituting gross misconduct or negligence resulting in material harm to the Employer; or

iv.	the Employee dies.

Upon any termination under this Section 6(a), the Employee or the Employee’s estate will not be entitled to receive any further compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Employee’s termination, subject to those death benefits which may be payable in accordance with applicable insurance policies. For greater certainty, subject to Section 7, the Employee’s entitlement with respect to his options at the date of the termination of his employment under this Section 6(a) shall be governed by the terms and conditions of the Option Plan.

b.	Termination Without Cause

In addition to the foregoing, the employment of the Employee hereunder may be terminated at any time by the Employer without Cause, in which event the Employer shall have no further obligation to the Employee other than the following:

i.	The Employee will receive severance (the “Severance Payment”) equal to twelve (12) months’ compensation calculated in accordance with subparagraph iii. below;

ii.	Subject to the provisions of Sections 7 and 10, the Severance Payment will be paid by the Employer in a one-time lump sum.

iii.	For the purposes of subparagraph i. above, a month’s compensation will be equal to:

(A)	the Employee’s then current monthly base salary, plus

(B)	monthly bonus equal to 1/36th of the total of all Bonuses paid to the Employee during the three (3) most recently completed fiscal years.

iv.

Subject to the terms and conditions of the applicable plans, the Employee shall also be entitled to continue to participate in health insurance benefits during such period up to twelve months, at his own expense at the same costs as an active employee.

v.

Upon any termination under this Section 6(b), any stock options granted to the Employee that are fully vested as of the date of the Employee’s termination shall remain exercisable for the period determined in accordance with the Option Plan. Any stock options that have not vested as of the date of termination shall immediately expire. In no event shall any stock options continue to vest following any termination hereunder.

The Employee acknowledges that the foregoing benefits are conditioned on the Employee’s execution (within forty-five days) and non-revocation of a general release and waiver in favor of the Employer. The “Payment Date” means the tenth day after the release and waiver becomes effective, provided however, that if the 10th day following Employee’s waiver effective date occurs in a subsequent calendar year, then the Payment Date shall be the later of (a) the first business day following January 1 of such subsequent calendar year or (b) the tenth business day following the date the release and waiver becomes effective.

c.	Termination by the Employee

This agreement and the employment of the Employee hereunder may be terminated at any time by the Employee giving to the Employer three (3) months written notice of resignation, which period may be waived in whole or in part by the Employer. The Employee shall continue to accrue and receive the Employee’s said base salary and benefits through to the date of termination indicated in the termination notice (to a maximum of three months) and shall have no further entitlements. Upon any termination under this Section 6(c), any stock options granted to the Employee that are fully vested as of the date of the Employee’s termination shall remain exercisable for the period determined in accordance with the Option Plan. Any stock options that have not vested as of the date of termination shall immediately expire. In no event shall any stock options continue to vest following any termination hereunder.

d.	Resignation

The Employee will be deemed to resign from any director, officer or other positions he may hold with Mitel or any of its subsidiaries immediately upon the termination of his employment for any reason, whether or not for Cause.

e.	Payment of Accrued Vacation

Upon the cessation for any reason whatsoever of the Employee’s employment with the Employer, the Employee will receive a payout of any accrued unused vacation pay, subject to and in accordance with Company policy.

7.	EMPLOYEE COVENANTS

a.

Acknowledgement: In the course of employment with the Employer, the Employee will maintain close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of both the Employer and its affiliates. Due to the sensitive nature of the Employee’s position and the special access that the Employee will have to both the Employer’s Confidential Information (as hereinafter defined) and Intellectual Property (as hereinafter defined), the Employee will be in a position to irreparably harm the Employer should the Employee (either during the Employee’s term of employment with the Employer, or subsequent to the termination of such employment) enter into competition with the Employer (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Employee’s employment to the detriment of the Employer. The Employee acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Employer’s interests if made available to a competitor, or if used against the Employer for competitive purposes.

The Employee agrees that the covenants and restrictions contained in this Section 7 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Employer entering into this Agreement. If the covenants and restrictions contained in this Section 7 are found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of Section 7, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

b.

Confidential Information and Intellectual Property: During the course of the Employee’s employment with the Employer, the Employee will have access to and be entrusted with confidential information relating to the Employer, its customers, suppliers and employees (the “Confidential Information”), the particulars of which, if disclosed to competitors of the Employer or to the general public, would be detrimental to the best interests of the Employer. The Employee, therefore, agrees that the Confidential Information is the exclusive property of the Employer, and that while employed by the Employer and at all times thereafter, the Employee will not, without the prior written consent of the Employer, (i) reveal, disclose or make known any Confidential Information to any person, or (ii) use the Confidential Information for any purpose, other than for the purpose of the Employer. In addition, all worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Employee, either alone or jointly with others, in the course of the

Employee’s employment with the Employer and in any way relating to the business of the Employer (the “Intellectual Property”), shall vest in and be the exclusive property of the Employer. The Employer shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Employee in the course of the Employee’s employment with the Employer, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Employer’s business activities, interests and pursuits.

c.

IPR and Confidentiality Agreement: Without limiting the generality of the foregoing, the Employee shall execute and be bound by the Mitel Intellectual Property Rights and Confidentiality Agreement, a copy of which is attached hereto as Schedule “A”.

d.

Restrictive Covenants: The Employee agrees that without the express prior written consent of the Employer, during the Employee’s employment with the Employer and for a period of 12 months thereafter, the Employee will not, anywhere in Canada, the United States. the United Kingdom or any other territory where Employee has worked over the last twenty-four months , either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, lender, shareholder (other than a passive holding of shares listed on a recognized North American stock exchange that does not exceed two percent of the outstanding shares so listed), officer, director, or in any other manner, whatsoever, directly or indirectly:

i.

solicit or attempt to obtain the withdrawal from the Employer or any of its affiliates of any of their respective employees, contractors or consultants (provided, however, that any general public recruitment responded to by such employees, contractors or consultants will not breach this subparagraph);

ii.

approach, solicit or attempt to solicit any customer/client or potential customer/client, wherever situated, of the Employer or any of its affiliates, with whom the Employee had dealings on behalf of the Employer within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer, in order to attempt to direct any such customer/client or potential customer/client away from the Employer or any of its affiliates;

iii.

engage in any Competitive Business, or in any way be employed by, associated or in any manner connected with any Competitor, in any position, role or area of responsibility similar to those for which the Employee had responsibilities in his last five (5) years of employment with the Employer. For the purposes of this paragraph, a Competitive Business or a Competitor means any business which engages in or proposes to engage in: (A) the same core business as that which is carried on by the Employer or by such affiliate; or (B) that business which is the subject of the Employer’s or such affiliate’s actual or demonstrably anticipated research and development. The Employer may in its absolute discretion from time to time designate any partnership, firm, association, syndicate, company or other entity as a directly competitive business for purposes of this paragraph 7, upon providing written notice of such designation to the Employee; or

iv.

divert, attempt to divert, derive a benefit from or otherwise profit from any maturing business opportunities which to the knowledge of the Employee were pursued or advanced by the Employer or any of its affiliates at any time within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer.

e.

In the event that the Employee breaches any of the Employee’s ongoing obligations under this Section 7, then notwithstanding anything to the contrary in the Option Plan or in any grant of options or in this Agreement:

i.	any stock options granted to the Employee hereunder that are not yet expired, whether or not such stock options have vested or remain unvested, shall immediately expire; and

ii.	the Employee will immediately forfeit the already paid Severance Payment, and will not be entitled to receive any portion of, any unpaid remainder of the Severance Payment.

f.

Each subparagraph or sub-subparagraph of this Section 7 shall be (and shall be construed as) a separate and distinct covenant, independent of and severable from all other subparagraphs or sub-subparagraphs of this Section 7.

g.

The provisions of this paragraph 7 shall survive the cessation for any reason whatsoever of the employment relationship between the Employer and the Employee and shall be enforceable notwithstanding the existence of any claim or cause of action of the Employee against the Employer whether predicated upon this agreement or otherwise. Any such claim or cause of action will not constitute a defense to any injunction action, application or motion brought against the Employee by the Employer for purposes of enforcing the provisions of this paragraph 7.

8.	DISCLOSURE

The Employee undertakes and agrees that, for a period of twelve months after the termination of the Employee’s employment hereunder and prior to entering into any contractual relationship with any other party to serve as an officer, director, employee, partner, advisor, joint-venturer or in any other capacity with any other business, undertaking, association, partnership, firm, enterprise or venture, the Employee shall disclose to such other party the terms of this Agreement.

9.	RESOLUTION OF DISPUTES

This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Collin. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Both parties knowingly waive the right to a jury to decide any dispute.

10.	U.S. TAX PROVISIONS

a.

Six-month delay: For purposes of this agreement, the terms “termination”, “cessation of employment”, “cessation of services” and “termination of employment” mean a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the applicable guidance thereunder (“Section 409A”). Notwithstanding the provisions of this agreement, if on the date of Employee’s termination, Employee is a “specified employee” as defined in Section 409A, and an exception from Section 409A’s requirements is not available as to any one or more payments or installments under this agreement or otherwise, Employee shall not receive a distribution of such payment or installment, until six months after the date of termination. If Employee is subject to the restriction described in the previous sentence, Employee will be paid on the first day of the seventh month after termination an amount equal to the benefit that Employee would have been paid during such six-month period absent such restriction. In furtherance of the application of all possible exceptions to requirements of Section 409A, each payment or installment shall be treated as a separate payment in order to maximize the application of payments during the “short term deferral period” under Section 409A.

b.

Expenses: To the extent any indemnification payment, expense reimbursement, tax gross-up payment or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed or tax gross-up payment made after the last day of the calendar year following the calendar year in which the Employee incurred such indemnification payment or expenses, or, in the case of a tax gross-up payment, remitted the related taxes, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

c.

Section 409A Compliance. The payments under this agreement shall be interpreted to be exempt from Section 409A to the maximum extent possible, and if not exempt, shall be interpreted to comply with Section 409A. Notwithstanding the foregoing, the Employer makes no representation to Employee about 409A compliance and does not guarantee any tax result to the Employee. Employee is responsible for obtaining advice from a personal tax advisor.

11.	CURRENCY AND DEDUCTIONS

All payments under this agreement shall be in United States dollars and shall be subject to applicable and authorized withholdings and deductions.

12.	APPLICABLE LAW

This agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of State of Texas, without regards to the principles of conflict of laws.

13.	ENTIRE AGREEMENT

This agreement together with the Mitel Intellectual Property Rights and Confidentiality Agreement contain the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, including, without limitation the prior agreements and letters between the parties hereto or on their behalf, relating to the employment of the Employee by the Employer and the subject matter hereof, are hereby terminated and cancelled and Employee hereby releases and forever discharges the Employer of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations. Except as provided herein, no amendment or variation of any of the provisions of this agreement shall be valid unless made in writing and signed by each of the parties hereto. Sections 7 and 8 hereof shall survive termination of this agreement for the period necessary to carry out the intent and enforce those provisions.

14.	SEVERABILITY

In the event that any provision herein or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal or unenforceable provision.

15.	ASSIGNMENT

The Employer may assign its rights and obligations hereunder to any successor or transferee and this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ respective heirs, executors, administrators, successors and assigns.

16.	NOTICES

Any consent, approval, notice, request, or demand required or permitted to be given by one party to the other shall be in writing (including, without limitation, telecopy communications) to be effective and shall be deemed to have been given on the earlier of receipt or the fifth day after mailing by registered mail as follows:

a.	If to the Employer, to it at:

MITEL MOBILITY INC.

1700 International Parkway,

Richardson, TX 75081 USA

Attention: [Title]

b.	If to the Employee, at:

BG Kumar

Address provided in Workday

or such other address as is maintained by the Employer on its records or as may have been designated by written notice.

Any consent, approval, notice, request or demand aforesaid if delivered or telecopied shall be deemed to have been given on the date of such delivery or telecopy transmission. Any such delivery shall be sufficient, inter alia, if left with an adult person at the above address of the Employee in the case of the Employee, and if left with the receptionist at the above address of the Employer in the case of the Employer. The Employer or the Employee may change its or the Employee’s address for service, from time to time, by notice given in accordance with the foregoing.

17.	INDEPENDENT LEGAL ADVICE

The Employee acknowledges that the Employee is aware that the Employee has the right to obtain independent legal and tax advice before signing this agreement. The Employee hereby acknowledges and agrees that either such advice has been obtained or that the Employee does not wish to seek or obtain such advice. The Employee further acknowledges and agrees that the Employee has read this agreement and fully understands the terms of this agreement, and further agrees that all such terms are reasonable and that the Employee signs this agreement freely, voluntarily and without duress.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

MITEL (DELAWARE) INC.

By:	/s/ Rich McBee	By:	/s/ BG Kumar

Rich McBee	BG Kumar
President and CEO

By:	/s/ Greg Hiscock

Greg Hiscock
Secretary